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EXHIBIT 10.23

BUCYRUS INTERNATIONAL, INC.
EXECUTIVE OFFICER INCENTIVE PLAN

        1.    Purposes; Interpretation.    The purposes of the Bucyrus International, Inc. Executive Officer Incentive Plan are to reinforce corporate, organizational and business-development goals; to promote the achievement of year-to-year financial and other business objectives; and to reward the performance of individual executive officers in fulfilling their personal responsibilities. The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.

        2.    Definitions.    The following terms, as used herein, shall have the following meanings:

        (a)   "2004 Administrators" shall mean the Company's President and Chief Executive Officer and its Vice President Human Resources.

        (b)   "Award" shall mean an incentive compensation award, granted pursuant to the Plan, which is contingent upon the attainment of Performance Goals with respect to a Performance Period.

        (c)   "Board" shall mean the Board of Directors of the Company.

        (d)   "Cause" with respect to any Participant, shall have the definition set forth in an individual employment, severance or other similar agreement between such Participant and the Company or one of its affiliates or, if there is no such definition in any such agreement, Cause shall mean (i) the continued failure by the Participant substantially to perform his or her duties and obligations to the Company or any of its affiliates, including without limitation repeated refusal to follow the reasonable directions of the Participant's employer, knowing violation of law in the course of performance of the duties of Participant's employment with the Company or any of its affiliates, repeated absences from work without a reasonable excuse, and intoxication with alcohol or illegal drugs while on the Company's premises or that of any of the Company's affiliates during regular business hours (other than any such failure resulting from his or her incapacity due to physical or mental illness); (ii) fraud or material dishonesty against the Company or any of its subsidiaries; or (iii) a conviction or plea of guilty or nolo contendre for the commission of a felony or a crime involving material dishonesty. Determination of Cause shall be made by the Committee in its sole discretion.

        (e)   "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

        (f)    "Committee" shall mean the committee appointed by the Board to administer the Plan, the composition of which shall at all times satisfy the provisions of Section 162(m) of the Code.

        (g)   "Company" shall mean Bucyrus International, Inc. and its successors.

        (h)   "Covered Employee" shall have the meaning set forth in Section 162(m)(3) of the Code.

        (i)    "Disability" shall have the meaning set forth in the Company's long-term disability benefits policy.

        (j)    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        (k)   "Participant" shall mean an executive officer of the Company who is, pursuant to Section 4 of the Plan, selected to participate herein.

        (l)    "Performance Goals" shall mean performance goals determined by the Committee in its sole discretion. Such goals may be based on one or more of the following criteria, determined in accordance with generally accepted accounting principles where applicable: (i) earnings before or after interest, taxes, depreciation, amortization, or extraordinary or special items; (ii) net income, before or after extraordinary or special items; (iii) return on equity (gross or net), before or after extraordinary or special items; (iv) earnings per share, before or after extraordinary or special items; and (v) stock price.

Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of an increase or decrease in the particular criteria (expressed in absolute numbers or a percentage), and may be applied to one or more of the Company, a subsidiary or affiliate, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. Without limiting the generality of the foregoing, to the extent not inconsistent with Section 162(m) of the Code, the Committee shall have the authority to make equitable adjustments in the Performance Goals in recognition of unusual or non-recurring events affecting the Company, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. The Performance Goals may include a threshold level of performance below which no compensation will be earned, levels of performance at which specified compensation will be earned, and a maximum level of performance beyond which no additional compensation will be earned. Achievement of each of the foregoing Performance Goals shall be subject to certification by the Committee.

        (m)  "Performance Period" shall mean, unless the Committee determines otherwise, a period of no longer than 12 months; provided, that the initial Performance Period under the Plan shall be the Company's 2004 fiscal year.

        (n)   "Plan" shall mean this Bucyrus International, Inc. Executive Officer Incentive Plan, as amended from time to time.

        (o)   "Retirement" shall be within the meaning of such term under the Bucyrus International, Inc. Cash Balance Plan.

        3.    Administration.

        (a)   General.    Subject to Section 3(b), the Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine all of the terms and conditions (including but not limited to the Performance Goals) relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled or forfeited; to make adjustments in the Performance Goals; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan. No member of the Board or the Committee or any of the 2004 Administrators shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted under the Plan.

        The Committee shall consist of two or more persons, each of whom shall be an "outside director" within the meaning of Section 162(m) of the Code. The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan; provided, however, that in no event shall the Committee delegate its authority with respect to a Covered Employee. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any Company shareholder.

        (b)   2004 Fiscal Year.    Notwithstanding anything in the Plan to the contrary, with respect to the Company's 2004 fiscal year, the Plan shall be administered by the 2004 Administrators, subject to the Board's approval. With respect to the Company's 2004 fiscal year only, the 2004 Administrators shall have those powers granted to the Committee; provided, that the Performance Goals for such year and the final amounts payable under Awards with respect to such year shall be subject to the approval of the Committee.

        4.    Eligibility.    Awards may be granted to the executive officers of the Company. Subject to Section 5(a) below, in determining the persons to whom Awards shall be granted and the Performance Goals relating to each Award, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

        5.    Terms of Awards.

        (a)   In General.    The Committee shall specify with respect to a Performance Period, prior to the expiration of one-quarter (1/4) of such Performance Period (other than with respect to the Company's 2004 fiscal year, with respect to which goals must be determined prior to the expiration of one-half (1/2) of such fiscal year), the Performance Goals applicable to each Award and, if applicable, minimum, target and maximum levels applicable to each Performance Goal. Awards for any Performance Period may be expressed as a dollar amount or as a percentage of the Participant's annual base salary. Unless otherwise determined by the Committee, payment in respect of Awards shall be made only if and to the extent the Performance Goals with respect to such Performance Period are attained.

        (b)   Limit on Payments.    Notwithstanding anything to the contrary contained in this Section 5, in no event shall payment in respect of an Award granted for a Performance Period be made to a Participant who is or is reasonably expected to be a Covered Employee in an amount that exceeds $5 million. The Committee may, in its sole discretion, increase (subject to the maximum amount set forth in this Section 5(b)) or decrease the amounts otherwise payable to Participants upon the achievement of Performance Goals under an Award; provided, however, that in no event may the Committee so increase the amount otherwise payable to a Covered Employee pursuant to an Award.

        (c)   Time and Form of Payment.    All payments in respect of Awards granted under this Plan shall be made in cash (either within a reasonable period after the end of the Performance Period or on a deferred basis under rules promulgated by the Committee); provided, however, that, unless otherwise determined by the Committee or as set forth in Section 5(e), in order to receive payment in respect of an Award, a Participant must be employed by the Company or one of its affiliates on the day payment would be made in the absence of any deferral. In addition, such payments shall be made only after achievement of the Performance Goals has been certified by the Committee.

        (d)   Termination of Employment.    Notwithstanding Section 5(d), a Participant may be entitled to payment of all or a portion of such Participant's Award in the event that a Participant ceases to be employed by the Company and its subsidiaries before the date on which payment in respect of an Award is to be made, as set forth below.

          (i)    By Reason of Death, Disability or Retirement.    In the event a Participant's employment with the Company and its affiliates is terminated by reason of the Participant's death, Disability or Retirement, such Participant (or such Participant's beneficiary, if applicable) shall be entitled to a pro-rata portion of such Participant's Award, to be calculated by multiplying (x) the total amount that would have been paid pursuant to such Award, assuming that such Participant's employment continued to the end of the relevant Performance Period, by (y) a fraction, the numerator of which shall be the number of full weeks of the Performance Period during which the Participant was employed by the Company and its affiliates, and the denominator of which shall be the number of weeks constituting the full Performance Period.

          (ii)   Any Reason Other than Death, Disability or Retirement.    In the event a Participant's employment with the Company and its affiliates is terminated for any reason other than because of the Participant's death, Disability or Retirement, the Committee may, in its sole discretion, determine that the Company shall pay to the Participant all or a portion of such Participant's Award; provided, however, that in the event a Participant's employment with the Company and its affiliates is terminated by the Participant's employer for Cause, such Participant shall forfeit all rights with respect to any Award previously granted under the Plan but not yet paid.

        6.    General Provisions.

        (a)   Compliance With Legal Requirements.    The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan and any Award shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

        (b)   Nontransferability.    Awards shall not be transferable by a Participant except by will or the laws of descent and distribution.

        (c)   Participant Rights.    No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment among Participants. Nothing in the Plan or in any Award granted pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or under such Award or to interfere with or limit in any way the right of the Company to terminate such Participant's employment.

        (d)   Beneficiary.    A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant's estate shall be deemed to be the grantee's beneficiary.

        (e)   Withholding Taxes.    The Company shall have the right to withhold the amount of any taxes that the Company may be required to withhold before delivery of payment of an Award to the Participant or other person entitled to such payment, or to make such other arrangements for the withholding of taxes that the Company deems satisfactory.

        (f)    Amendment and Termination of the Plan.    The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no amendment that requires shareholder approval in order for the Plan to continue to comply with Section 162(m) of the Code or to comply with any other law, regulation or rule shall be effective unless the same shall be approved by the requisite vote of the Company's shareholders. Notwithstanding the foregoing, no amendment or termination of the Plan shall affect adversely any of the rights of any Participant, without such Participant's consent, under any Award theretofore granted under the Plan.

        (g)   Unfunded Status of Awards.    The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

        (h)   Governing Law.    The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

        (i)    Effective Date.    The Plan shall be effective as of January 1, 2004, subject to the approval of the Company's shareholders.

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BUCYRUS INTERNATIONAL, INC. EXECUTIVE OFFICER INCENTIVE PLAN